Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 2-90702, 33-18202, 33-55986, 33-56101 and 333-95043) of Ecolab Inc. of our report dated June 20, 2003 related to the financial statements of the Ecolab Savings Plan and ESOP as of December 31, 2002, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

June 20, 2003